Exhibit 99.1

Northern Power Systems Corp.

WEG and Northern Power Systems look to the future with technology

Barre, VT USA (October 26, 2016) – Northern Power Systems Corp. (TSX: NPS), a next generation renewable energy technology company, announced that WEG S.A. (Bovespa: WEGE3 / OTC: WEGZY) and NPS have executed a definitive agreement for WEG to acquire Northern Power System’s Utility Wind assets.

Under the agreement, the proven utility scale direct drive technology developed and successfully deployed to date by both NPS and WEG will be solely owned by WEG and its affiliates. All assets, including the related patent portfolio for utility wind greater than 1.5MW and the engineering team largely responsible for developing this technology, become part of WEG. The engineering team will remain based in Vermont and will work alongside the Brazilian based wind engineering team to continue successful product development work.

The companies plan an on-going collaboration providing wind solutions around the world, WEG focusing on utility scale wind and NPS on distributed energy solutions, including distributed wind. WEG will continue to compensate NPS under the existing arrangement paying royalties for sales in South America resulting in future payments of up to an approximately $10 million. Additionally, WEG will pay NPS up to a further $17.5 million in royalty payments over the next decade for turbines shipped anywhere outside of South America.

WEG and NPS started collaborating in 2013 and since then have successfully introduced a permanent magnet direct drive wind turbines solution in the Brazilian market. “We have decided to move forward and take this fundamental step in our wind energy internationalization and growth strategy,” said Mr. Eduardo de Nóbrega, WEG Energy Managing Director.

Ciel Caldwell, Northern Power Systems President and Chief Operating Officer added, “With a rapidly evolving global focus on affordable clean energy, I am very excited in the future for Northern focusing on delivering distributed energy solutions, and for WEG to expand its regionally successful utility wind activities by offering this utility-scale platform globally. This agreement is a structured way for NPS and WEG to continue such successes in the global market.”

According to Mr. Nóbrega, “We look forward to a continued collaboration with NPS as we look globally at wind solutions. We have proven in the Brazilian market that we can successfully bring the NPS developed technology to market and we intend to do so globally. With the compliment of an engineering team from NPS and our existing team we believe that we can be successful in bringing appropriate technological advancements to our wind platforms for global expansion. Looking at the opportunities that would arise in distributed wind, we look forward to, in near future, also working with NPS on delivering distributed wind in relevant markets.”

Ms. Caldwell concluded, “The economics of this transaction for NPS provide both near-term cash acceleration as well as an on-going robust income stream, giving us further confidence in our balance sheet.

About Northern Power Systems

Northern Power Systems designs, manufactures, and sells wind turbines and power technology products, and provides engineering development services and technology licenses for energy applications, into the global marketplace from its US headquarters and European offices.

●	Northern Power Systems has almost 40 years’ experience in technologies and products generating renewable energy.
●	Northern Power Systems currently manufactures the NPS™ 60 and NPS™ 100 turbines. With over 12 million run time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost effective, reliable renewable energy.
●	Patented next generation permanent magnet direct drive (PMDD) technology uses fewer moving parts, delivers higher energy capture, and provides increased reliability due to reduced maintenance and downtime.
●	Northern Power Systems’ FlexPhase™ power converter platform uses patented converter architecture and advanced controls technology for advanced grid support and generation applications.
●	Northern Power Systems offers comprehensive in-house development services, including systems level engineering, advanced drivetrains, power electronics, PM machine design, and remote monitoring systems to the energy industry.

To learn more about Northern Power Systems, please visit www.northernpower.com

Notice regarding forward-looking statements:

This release includes forward-looking statements regarding Northern Power Systems and its business, which may include, but is not limited to, product and financial performance, regulatory developments, supplier performance, anticipated opportunity and trends for growth in our customer base and our overall business, our market opportunity, expansion into new markets, and execution of the company’s growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Northern Power Systems. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, including risks regarding the wind power industry; production, performance and acceptance of the company’s products; our sales cycle; our ability to convert backlog into revenue; performance by the company’s suppliers; our ability to maintain successful relationships with our partners and to enter into new partner relationships; our performance internationally; currency fluctuations; economic factors; competition; the equity markets generally; and the other risks detailed in Northern Power Systems’ risk factors discussed in filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to Northern Power Systems’ Annual Report on Form 10-K filed on July 25, 2016, as well as other documents that may be filed by Northern Power Systems from time to time with the SEC. Although Northern Power Systems has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Northern Power Systems undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:

Eric Larson

Chief Accounting Officer

802-661-4673